Exhibit 99.1

Community Partners Bancorp Reports Strong Third Quarter 2010 Results

•	Net Interest Income rises 13.9%
•	Net Interest Margin continues to improve, reaching 4.35%
•	Net Income to Common Shareholders increases 114.9%
•	Strong Quarterly Loan Growth

MIDDLETOWN, N.J., October 25, 2010— Community Partners Bancorp (Nasdaq:CPBC), (the “Company”), the parent company of Two River Community Bank (“Two River”), today announced consolidated earnings for the quarter and nine months ended September 30, 2010.

For the quarter ended September 30, 2010, the Company reported net income available to common shareholders of $950,000, or $0.12 per diluted share, compared to a net loss of $6.4 million, or $0.84 per diluted share, for the same period in 2009, an increase of $7.3 million, or 114.9%. Third quarter 2009 results included a non-cash goodwill impairment charge of $6.7 million or $0.89 per diluted common share. For 2010, the Company performed its annual goodwill analysis as of September 30, 2010 and determined that no impairment charge was necessary. On a linked quarter basis, our third quarter 2010 net income available to common shareholders increased $255,000, or 36.7%, over our second quarter 2010 results. All share and per share data for all referenced reporting periods have been adjusted for a 5% stock dividend paid on October 22, 2010 to shareholders of record as of September 24, 2010.

For the nine months ended September 30, 2010, the Company reported net income available to common shareholders of $2.1 million, or $0.28 per diluted share, compared to a net loss of $5.9 million, or $0.78 per diluted share, for the nine months ended September 30, 2009, an increase of $8.0 million, or 136.3%.

"We are pleased with the earnings growth achieved for the quarter, which represents our fourth consecutive quarerly increase in net income. Our current loan demand remains strong and will help support our strategic goal of increasing the earning asset mix. We believe that Two River, as a local community bank, has a unique opportunity to support local businesses and retail customers, and to help them fulfill their needs through these difficult economic times," said William D. Moss, President and Chief Executive Officer.

Total assets as of September 30, 2010 were $640.5 million, compared with $640.0 million at December 31, 2009. Total loans at September 30, 2010 were $523.2 million, an increase from the $513.4 million at December 31, 2009, and $506.5 million at September 30, 2009, while total deposits at September 30, 2010 were $529.9 million, compared with $535.4 million at December 31, 2009 and $515.6 million at September 30, 2009.

The Company maintained capital ratios in 2010 that are in excess of regulatory standards for well-capitalized institutions. Community Partners Bancorp’s Tier 1 capital to average assets ratio was 9.61% at quarter end, while the Tier 1 capital to risk-weighted assets ratio was 10.96% and total capital to risk-weighted assets ratio was 12.21%.

Results for the quarter ended September 30, 2010 include:

•	The Company recognized a $280,000 benefit relating to the forfeiture of certain plan benefits pertaining to officers no longer employed with Two River.

•	The recognition of $93,000 of interest income relating to the full recovery and payoff of two related credits totaling $1.4 million, both of which were in non-accrual status.

•
A loan loss provision of $950,000, which is $200,000 over the second quarter of 2010 provision. The additional provision was based on growth in our loan portfolio as well as our assessment to reflect the current state of the economy and prolonged high levels of unemployment. During the quarter, $561,000 of net charge-offs and partial write-downs were taken against the allowance for loan losses in connection with five separate credits which had been reserved for previously.

•
Two properties totaling $3.5 million were transferred into OREO status. One property relates to a $2.4 million loan on a 14 unit residential apartment complex located in Union County for which Two River is the lead lender in a 50/50 participation with another bank. During the second quarter of 2010, the Company had recorded a $500,000 partial write-down through the allowance for loan losses on this loan. The other property relates to a $2.8 million loan for a residential development project secured by commercial real estate properties located in Middlesex County. The Company recorded a $130,000 partial write-down through the allowance for loan losses on this loan, which was included within the $561,000 of net charge-offs and partial write-downs taken during the third quarter of 2010. Both projects are being actively marketed and we do not currently anticipate any further loss on the ultimate liquidation of these properties.

Net Interest Income and Net Interest Margin Expansion

Net interest income for the quarter ended September 30, 2010 totaled $6.6 million, an increase of $803,000, or 13.9%, over the same quarter in 2009. On a linked quarter basis, net interest income increased by $361,000, or 5.8%, for the third quarter of 2010 from $6.2 million earned in the second quarter of 2010. For the nine months ended September 30, 2010, net interest income totaled $18.6 million, an increase of $3.2 million, or 20.7%, over the same period in 2009.

The Company reported a net interest margin of 4.35% for the third quarter of 2010, representing an increase of 31 basis points when compared to the 4.04% for the quarter ended June 30, 2010 and 42 basis points when compared to the 3.93% reported for the comparable quarter in 2009, primarily resulting from lower deposit rates. This solid improvement during the third quarter helped bring the Company’s net interest margin to 4.11% for the nine months ended September 30, 2010, an increase of 50 basis points over the 3.61% reported for the same period last year. The third quarter’s net interest income and margin were positively impacted by the recovery of $93,000 of interest income, or 6 basis points to our margin, relating to the full payoff of the two non-accrual credits previously mentioned.

Non-Interest Income

Non-interest income for the third quarter of 2010 totaled $438,000, an increase of $70,000, or 19.0%, compared to the third quarter of 2009. This increase was due primarily to an other-than-temporary impairment charge of $51,000 taken during the third quarter of 2009 and higher bank-owned life insurance income resulting from increased purchases of such investments during the fourth quarter of 2009. Excluding the other-than-temporary impairment charge, non-interest income rose $19,000, or 4.5%. On a linked quarter basis, non-interest income declined by $40,000, from the second quarter of 2010, primarily due to lower fees generated by our residential mortgage department as well as lower loan exit fees. For the nine months ended September 30, 2010, non-interest income totaled $1.4 million, a decrease of $203,000, or 12.7% from the same period in 2009.This decrease for the nine month period was due primarily to gains of $487,000 from the sale of securities available-for-sale during the first quarter of 2009. Excluding net securities gains and the $135,000 in other-than-temporary charge taken during the nine months ended September 30, 2009, non-interest income increased $149,000, or 11.9%, over the same period in 2010. The increase for the nine month period was due primarily to higher bank-owned life insurance income resulting from increased purchases of such investments during the fourth quarter of 2009.

Non-Interest Expense

Non-interest expense for the third quarter of 2010 totaled $4.4 million, a decrease of $7.0 million, or 61.2%, from the same quarter of 2009, primarily due to the non-cash goodwill impairment charge of $6.7 million taken during the third quarter of 2009, and a $280,000 benefit due to the forfeiture of certain plan benefits to officers whom are no longer employed with Two River. On a linked quarter basis, non-interest expense decreased $254,000, or 5.4%, from the $4.7 million reported for the second quarter of 2010. Non-interest expense for the nine months ended September 30, 2010 totaled $13.7 million, a decrease of $7.0 million, or 33.6%, over the same period in 2009, due primarily to the same items discussed above.

Balance Sheet Activity

As previously noted, total assets as of September 30, 2010 were $640.5 million, an increase of 3.3% compared to $620.3 million as of September 30, 2009. During the third quarter of 2010, the Company had strategically reduced its high cash position, due principally to the runoff of high cost single service time deposits. Total loans as of September 30, 2010 were $523.2 million, an increase of 1.9% from the $513.4 million reported at December 31, 2009 as well as an increase of 3.3% when compared with the $506.5 million at September 30, 2009. As compared to June 30, 2010, loans increased $11.7 million, or 2.3%. At September 30, 2010, the Company has a current loan pipeline of approximately $39 million. Total deposits as of September 30, 2010 were $529.9 million, an increase of 2.8% compared with $515.6 million as of September 30, 2009. Core checking deposits, as well as savings accounts, inclusive of money market deposits, accounted for the majority of this growth, increasing 12.5% and 4.3%, respectively.

Asset Quality

The Company’s non-performing assets decreased to $13.0 million at September 30, 2010 as compared with $13.1 million at June 30, 2010 and $14.2 million at December 31, 2009. Non-accrual loans were $9.4 million at September 30, 2010, compared with $13.1 million at June 30, 2010 and $14.2 million at December 31, 2009. OREO properties were at $3.5 million as of September 30, 2010 as compared to no OREO properties as of June 30, 2010 and December 31, 2009. The Company’s non-performing assets as a percentage of total assets of 2.02% at September 30, 2010 was slightly higher than the 2.00% reported at June 30, 2010, but was down from the 2.21% at December 31, 2009. Troubled Debt Restructured loans totaled $5.4 million at September 30, 2010, compared to $5.0 million at June 30, 2010 and $4.7 million reported at December 31, 2009.

As of September 30, 2010, the Company’s allowance for loan losses was $7.1 million, compared with $6.7 million at June 30, 2010 and $6.2 million as of December 31, 2009. Loss allowance as a percentage of total loans at September 30, 2010 was 1.35%, compared with 1.31% at June 30, 2010 and 1.20% at December 31, 2009. During the quarter, $561,000 of net charge-offs and partial write-downs were taken in connection with five separate credits which had been reserved for previously. Mr. Moss commented, “We project that several of our non-performing loans will continue to migrate to OREO status during the fourth quarter of 2010, positioning for ultimate liquidation.”

About the Company
Community Partners Bancorp is the holding company for Two River Community Bank, which is headquartered in Middletown, New Jersey. Two River Community Bank currently operates 15 branches throughout Monmouth and Union Counties. More information about Two River Community Bank is available at www.tworiverbank.com. More information about Community Partners is available at www.communitypartnersbancorp.com.

Forward Looking Statement
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as "expect," "look," "believe," "anticipate," "may," "will," “should”, “projects” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements, and no undue reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, unanticipated changes in the financial markets and the direction of interest rates; volatility in earnings due to certain financial assets and liabilities held at fair value; passage by Congress of a law which unilaterally amends the terms of the Treasury’s preferred stock investment in Community Partners in a way that adversely affects Community Partners; stronger competition from banks, other financial institutions and other companies; changes in loan, investment and mortgage prepayment assumptions; insufficient allowance for credit losses; a higher level of net loan charge-offs and delinquencies than anticipated; material adverse changes in Community Partners’ operations or earnings; a decline in the economy in Community Partners’ primary market areas; changes in relationships with major customers; changes in effective income tax rates; higher or lower cash flow levels than anticipated; inability to hire or retain qualified employees; a decline in the levels of deposits or loss of alternate funding sources; a decrease in loan origination volume; changes in laws and regulations, including issues related to compliance with anti-money laundering and the bank secrecy act laws; adoption, interpretation and implementation of new or pre-existing accounting pronouncements; operational risks, including the risk of fraud by employees or outsiders; and the inability to successfully implement new lines of business or new products and services. For a list of other factors which would affect Community Partners’ results, see Community Partners’ filings with the Securities and Exchange Commission, including those risk factors identified in the “Risk Factor” section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2009.The statements in this press release are made as of the date of this press release, even if subsequently made available by Community Partners on its website or otherwise. Community Partners assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

COMMUNITY PARTNERS BANCORP
Selected Consolidated Financial Data (Unaudited)
(Dollars in thousands except per share data)
		September 30,	December 31,	September 30,
Selected Period End Balances:		2010	2009	2009
Total Assets		$640,502	$640,028	$620,311
Fed Funds Sold		7,000	35,894	22,771
Investment Securities and Restricted Stock		42,768	49,308	53,760
Total Loans		523,214	513,399	506,500
Allowance for Loan Losses		(7,077)	(6,184)	(7,385)
Goodwill and Other Intangible Assets		18,798	18,980	19,047
Total Deposits		529,905	535,412	515,570
Repurchase Agreements		14,475	17,065	16,878
Long-term Debt		13,500	7,500	7,500
Shareholders' Equity		79,385	76,837	76,682

		September 30,	June 30,	December 31,
Asset Quality Data:		2010	2010	2009
Nonaccrual loans		$9,391	$13,137	$14,151
Loans past due over 90 days and still accruing		29	-	-
OREO property		3,547	-	-
Total Non-Performing Assets		12,967	13,137	14,151

Troubled Debt Restructured Loans		5,442	5,027	4,717

Non-Performing Loans to Total Loans		2.48%	2.57%	2.76%
Allowance as a % of Loans		1.35%	1.31%	1.20%
Non-Performing Assets to Total Assets		2.02%	2.00%	2.21%

	September 30, 2010			December 31, 2009
	Tier 1 Capital to	Tier 1 Capital to	Total Capital to	Tier 1 Capital to	Tier 1 Capital to	Total Capital to
	Average Assets	Risk Weighted	Risk Weighted	Average Assets	Risk Weighted	Risk Weighted
Capital Ratios:	Ratio	Assets Ratio	Assets Ratio	Ratio	Assets Ratio	Assets Ratio
Community Partners Bancorp	9.61%	10.96%	12.21%	9.28%	10.60%	11.74%
Two River Community Bank	9.59%	10.94%	12.19%	9.18%	10.55%	11.68%
"Well capitalized" institution (under Federal regulations)	5.00%	6.00%	10.00%	5.00%	6.00%	10.00%

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
Selected Consolidated Earnings Data:	2010	2010	2009	2010	2009
Total Interest Income	$7,987	$7,788	$7,797	$23,433	$22,343
Total Interest Expense	1,416	1,578	2,029	4,813	6,910
Net Interest Income	6,571	6,210	5,768	18,620	15,433
Provision for Loan Losses	950	700	675	2,350	1,180
Net Interest Income after Provision
for Loan Losses	5,621	5,510	5,093	16,270	14,253

Net other-than-temporary impairment charge to earnings	-	-	(51)	-	(135)
Gain on sale of securities-available-for-sale	-	-	-	-	487
Other Non-Interest Income	438	478	419	1,396	1,247
Total Non-Interest Income	438	478	368	1,396	1,599

FDIC Insurance Expense	248	252	250	764	904
Goodwill Impairment Charge	-	-	6,725	-	6,725
Other Non-Interest Expenses	4,177	4,427	4,425	12,978	13,080
Total Non-Interest Expenses	4,425	4,679	11,400	13,742	20,709

Income (Loss) before Income Taxes	1,634	1,309	(5,939)	3,924	(4,857)
Income Tax Expense	539	471	282	1,358	646
Net Income (Loss)	1,095	838	(6,221)	2,566	(5,503)

Preferred Stock Dividend & Discount Accretion	145	143	145	431	385

Net Income (Loss) available to common shareholders	$950	$695	$(6,366)	$2,135	$(5,888)

Per Common Share Data: (1)
Basic Earnings (Loss)	$0.12	$0.09	$(0.85)	$0.28	$(0.78)
Diluted Earnings (Loss)	$0.12	$0.09	$(0.84)	$0.28	$(0.78)
Book Value				$9.32	$8.98
Tangible Book Value				$6.84	$6.45
Average Common Shares Outstanding (in thousands):
Basic	7,575	7,553	7,527	7,558	7,527
Diluted	7,652	7,649	7,585	7,595	7,556

Other Selected Ratios:
Return on Average Assets	0.68%	0.51%	-3.91%	0.52%	-1.19%
Return on Average Tangible Assets (2)	0.70%	0.52%	-4.07%	0.54%	-1.24%
Return on Average Equity	5.54%	4.30%	-29.72%	4.38%	-8.88%
Return on Average Tangible Equity (2)	7.27%	5.66%	-43.06%	5.77%	-12.91%
Net Interest Margin	4.35%	4.04%	3.93%	4.11%	3.61%
(1)   All share and per share data have been retroactively adjusted to reflect the 5% stock dividend declared on August 23, 2010 and paid on October 22, 2010 to shareholders of record as of September 24, 2010.
(2)   Tangible Assets and Tangible Equity exclude Goodwill and Other Intangible Assets.

Contacts:

William D. Moss, President & CEO
Community Partners Bancorp
732-706-9009 wmoss@tworiverbank.com

A. Richard Abrahamian, Senior Vice President & CFO
Community Partners Bancorp
732-216-0167 rabrahamian@tworiverbank.com